Exhibit 10.1

NATIONWIDE HEALTH PROPERTIES, INC.

RETIREMENT PLAN FOR DIRECTORS

AS AMENDED AND RESTATED

April 20, 2006

I. Purpose

The purpose of this Plan shall be to provide recognition and retirement compensation to eligible members of Nationwide Health Properties, Inc. (“Company”) Board of Directors (“Board”) to facilitate the Company’s ability to attract, retain and reward members of its Board.

II. Definitions

As used in this Plan, the following terms shall have the meanings specified:

a.	“Eligible Director” shall mean any non-employee Director of the Company, effective as of the date of election of said Director by the Board of Directors or by the shareholders of the Company, whichever is earlier.

b.	“Termination from the Board” of an Eligible Director shall mean the effective date of the Eligible Director’s resignation or retirement from the Board, death while serving as a Board member or failure to be re-elected to the Board.

c.	“Beneficiary” shall mean that family member or members designated in writing by an Eligible Director to receive the Eligible Director’s benefit payments under this Plan in the event of the death or retirement of the Eligible Director. In the absence of a written designation, the Beneficiary in the event of the death of an Eligible Director shall be the estate of the Eligible Director.

d.	“Benefit Commencement Quarter” shall mean the fiscal quarter following the fiscal quarter during which an Eligible Director’s Termination from the Board occurs.

III. Participation

All Eligible Directors shall be participants in this Plan.

IV. Amount of Benefit

Each Eligible Director shall be entitled to an annual retirement benefit hereunder which shall be equal to the sum of the annual retainer in effect at the time of the Eligible Director’s Termination from the Board. Changes in the amount of the annual retainer which take effect after an Eligible Director’s Termination from the Board shall operate to increase the annual retirement benefit hereunder upon the date upon which such change(s) become effective. These amounts shall be paid quarterly in arrears in four equal payments. No additional amount shall be paid for service on any of the committees of the Board, nor shall interest be paid on these amounts.

V. Commencement and Duration of Benefits

Benefit payments shall begin on the first day of the fiscal quarter following the Benefit Commencement Quarter; however, in no event shall benefits be paid for a period prior to the effective date hereof. Benefits will be paid for a period equal to the number of years (rounding fractional years of service up to the next higher whole year) that the Eligible Director served as a director on the Board. Upon the death of an Eligible Director, or on the assignment of his or her interest to a designated family member as beneficiary at or after the time of his or her retirement, any benefits under this Plan will be paid to his or her Beneficiary in accordance with the same payment schedule set forth above until receipt of the maximum benefit to which the Eligible Director would have been entitled had he or she survived. If the Eligible Director dies while serving on the Board, the Benefit Commencement Quarter shall be the fiscal quarter following the Eligible Director’s death.

VI. Administration

This Plan shall be a non-contributory, non-qualified, and unfunded Plan and shall represent only an unsecured general obligation of the Company. No special fund or trust shall be created, nor shall any notes or securities be issued with respect to any retirement benefits. The Chief Executive Officer of the Company or the Vice President and Treasurer, if authorized to act on behalf of the Chief Executive Officer, shall have full and final authority to interpret this Plan, to make determinations which he believes advisable for the administration of the Plan, to interpret Plan provisions and to approve ministerial changes or changes to the Plan required by law or regulation. All decisions and determinations by the Chief Executive Officer shall be final and binding upon all parties.

If any person entitled to benefits under this Plan is so incapacitated that a legal guardian or conservator has been appointed for that person, benefits to be paid hereunder shall be paid directly to said legal guardian or conservator.

VII. Non-Alienation

No benefit under this Plan shall be liable at any time for the debts, contracts or engagements of any Eligible Director or successor in interest, or be taken in execution by levy, attachment, garnishment or by any other legal or equitable proceeding, prior to payment hereunder, nor shall any such person have any right to alienate, anticipate, commute, pledge, encumber or assign any benefits or payments hereunder in any manner whatsoever, except as provided in the Plan.

VIII. Applicable Law

This Plan shall be governed by and administered in accordance with the laws of the State of California.

Note: On January 30, 2006, the Board of Directors “froze” the Plan as of December 31, 2005, with the intent that no new years of service and no new directors will be added to the Plan after December 31, 2005; however, increases in the annual retainer after December 31, 2005 will increase the annual retirement benefit.

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